Exhibit 10.1
LPL FINANCIAL HOLDINGS INC.
Non-Employee Director Compensation Policy
Annual Retainer

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All non-employee directors receive an annual retainer of $195,000, which is paid in advance on the next business day following the Company’s annual meeting of stockholders (the “Annual Payment Date”). Of this amount, $65,000 is paid in a lump sum in cash and $130,000 is paid in the form of restricted shares of the Company’s common stock (the “Common Stock”).

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The restricted shares are issued under the Company’s Amended and Restated 2010 Omnibus Equity Incentive Plan (the “2010 Plan”) and vest in full on the first anniversary of the Annual Payment Date. The number of restricted shares is determined by dividing $130,000 by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Annual Payment Date (the “Grant Price”).

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In lieu of the above cash payment, a non-employee director may make an election (an “Election”) to be issued, on the Annual Payment Date, a number of shares of the Common Stock under the 2010 Plan determined by dividing $65,000 by the Grant Price. An Election must be delivered in writing (including electronic mail) prior to the Annual Payment Date during an open trading window under the Company’s insider trading policy.

Additional Service Retainers

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Members of the standing committees of the Board of Directors receive annual service retainers in the following amounts, paid in cash in quarterly installments following the end of each quarter of service:

	Chair	Each Other Member
Audit Committee	$20,000	$10,000
Compensation and Human Resources Committee	$15,000	$7,500
Nominating and Governance Committee	$10,000	$5,000

•	The Lead Director receives an annual service retainer of $25,000, paid in cash in quarterly installments following the end of each quarter of service.
Newly Elected Directors
Following a non-employee director’s initial election to the Board of Directors other than at an annual meeting of stockholders, he or she will receive a portion of the annual retainer (the “Pro-Rated Retainer”), payable on the first business day of the month immediately following such election (the “Election Payment Date”).

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The cash portion of the Pro-Rated Retainer will be calculated by multiplying $65,000 by a fraction, the numerator of which is the number of full months between the Election Payment Date and the first anniversary of the most recent Annual Payment Date and the denominator of which is 12 (the “Cash Amount”).

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The number of restricted shares to be issued will be determined by (i) multiplying $130,000 by a fraction, the numerator of which is the number of full months between the Election Payment Date and the first anniversary of the most recent Annual Payment Date and the denominator of which is 12, and (ii) dividing such product by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Election Payment Date. The restricted shares will be issued under the 2010 Plan and vest in full on the first anniversary of the most recent Annual Payment Date.

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In lieu of the above cash payment, a non-employee director may make an election to be issued, on the Election Payment Date, a number of shares of Common Stock under the 2010 Plan determined by dividing the Cash Amount by the average of the closing price per share of the Common Stock on The NASDAQ Stock Market for the trailing thirty consecutive trading days inclusive of the Election Payment Date. Such an election must be delivered in writing (including electronic mail) on or prior to the date of the director’s election to the Board of Directors.

Newly elected directors, and directors who are newly appointed to a committee, will also be entitled to pro-rated service retainers for any full month following his or her initial appointment to a committee of the Board of Directors.
In the discretion of the Board of Directors, the grant date of shares of Common Stock, including restricted shares, may be delayed until the next open trading window under the Company’s insider trading policy then in effect.

Effective as of May 10, 2016